UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): September 4, 2007

APRIA HEALTHCARE GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14316 (Commission File Number)	33-0488566 (I.R.S. Employer Identification Number)

26220 Enterprise Court Lake Forest, California (Address of principal executive offices)	92630 (Zip Code)

Registrant’s telephone number: (949) 639-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
                         Arrangements of Certain Officers.

Departure of Executive Vice President, Sales; Appointment of New Executive Vice President, Sales.

On September 4, 2007, Apria Healthcare Group Inc. (“Apria”) announced that William E. Monast has been appointed as its Executive Vice President, Sales, effective immediately. In this capacity Mr. Monast will serve as the leader of Apria’s sales organization, replacing Jeff Ingram who has resigned in order to pursue other opportunities. Mr. Ingram’s resignation as an executive officer is effective immediately, but he has agreed to remain with Apria through September 30, 2007, to assist with the transition of the sales organization.

Mr. Monast, age 48, has been with Apria for ten years, and has served the company in a variety of progressively more responsible sales and operations capacities at the region and division levels. Most recently Mr. Monast has served as Division Vice President, Sales for Apria’s Eastern Division, a position he has held since 2006. Prior to that time he served as the Division Vice President of Operations for the Northeast Division from 2002 to 2006, and as Division Vice President of Sales for the Northeast Division from 2001 to 2002. From 1998 to 2001 he served as a Regional Vice President for both sales and operations in New England.

In his new position, Mr. Monast will receive an annual base salary of $340,000 and an initial bonus payment of $100,000. He will also have a target bonus opportunity under Apria’s Executive Bonus Plan of up to 100% of his base salary, with an opportunity for over-achievement of up to an additional 50%. In addition, Mr. Monast was granted a stock option to purchase 50,000 shares of Apria’s common stock at an exercise price of $26.52 per share (the closing market price on the New York Stock Exchange on September 4, 2007, the date of grant of the option). The stock option will vest in three equal installments over three years subject to Mr. Monast’s continued employment with Apria. Mr. Monast is also receiving 15,000 shares of restricted Apria common stock which will similarly vest over three years, subject to his continued employment with Apria. He will also be given a $5,000 medical account and a $2,500 dental account under Apria’s Senior Executive Medical and Dental Plans to pay for co-payments and eligible procedures that are not covered by the basic medical and dental plans.

In the event that Mr. Monast’s employment is terminated by Apria without “cause” or by Mr. Monast for “good reason,” Apria will pay Mr. Monast a severance benefit equal to the sum of (i) his annual rate of base salary then in effect, plus (ii) the average of his annual bonuses with Apria over the two most recently completed fiscal years, plus (iii) the annual cost for Mr. Monast to obtain medical, dental and vision insurance under COBRA.

Mr. Monast will also receive certain relocation benefits to defray the cost of the relocation of his home and family from his current residence in Rhode Island to Apria’s corporate headquarters in California. These benefits include (i) a $150,000 cash payment, (ii) reimbursement for certain expenses, including closing costs, of the sale of his home in Rhode Island and the purchase of a new home in California, (iii) payment of all moving costs, (iv) payment of the cost of temporary housing in California pending the purchase of a home, (v) reimbursement of the carrying costs on his home in Rhode Island until it is sold, (vi) reasonable travel costs between Rhode Island and California while the moving process is ongoing, and (vii) an additional amount designed to compensate Mr. Monast for the tax obligation he will incur as the result of the benefits described in items (ii) and (vi) above.

A copy of the Press Release announcing the appointment of Mr. Monast is attached as Exhibit 99.1 to this current report and is incorporated herein by this reference.

Item 9.01.       Financial Statements and Exhibits

(d)	Exhibits:
	Exhibit Number 99.1	Reference Press release issued by Apria on September 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APRIA HEALTHCARE GROUP INC. Registrant
September 4, 2007	/s/ RAOUL SMYTH Raoul Smyth Vice President, Associate General Counsel